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                                                                  EXHIBIT 10.28

                              DISTRIBUTOR AGREEMENT


This Distributor Agreement (the "AGREEMENT") is entered into in Cupertino, California, as of MAY 6, 1999 (the "EFFECTIVE DATE"), between GENERAL SURGICAL INNOVATIONS, INC., a corporation organized under the laws of California, United States of America ("MANUFACTURER"), with principal offices at 10460 Bubb Road, Cupertino, CA 95014, United States of America (the "DISTRIBUTION SITE") and DEXTERITY SURGICAL, INC., a corporation organized under the laws of _________________ ("DISTRIBUTOR"),with offices at 1495 Hembree Road, Suite 700, Roswell, GA 30076.

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1.       DEFINITIONS

                  (a) "PRODUCTS" shall mean those products listed in EXHIBIT A attached hereto. Products may be added, changed, or discontinued by Manufacturer, at Manufacturer's sole discretion so long as alternative products are available to Distributor, except for Products that are unavailable for any of the reasons described in sections 12 and 13 in this Agreement. Manufacturer shall be under no obligation to continue the production of any Product, except as provided herein.

                  (b) "TERRITORY" shall mean that geographic area identified in EXHIBIT B attached hereto.

         2.       APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

                  (a) APPOINTMENT. Subject to the terms and conditions set forth herein, Manufacturer hereby appoints Distributor as Manufacturer's non-exclusive distributor for the Products in the Territory for sale and use solely in connection with hernia and bladder neck suspension applications (the "PERMITTED APPLICATIONS"), and Distributor hereby accepts such appointment. Distributor shall have the non-exclusive, non-assignable, non-licensable right, during the term of this agreement, to promote, sell, market and distribute the Products for the Permitted Applications to end-users (either directly or through sub-distributors) in the Territory. Distributor represents that it has full authority to enter into this Agreement and that this Agreement does not conflict with any other agreement entered into by this party or any of it's related or affiliated entities.

                  (b) TERRITORIAL RESPONSIBILITY. Distributor shall not promote or solicit orders for the Products outside the Territory or establish a facility for purposes relating to the Products outside the Territory. Distributor shall forward to Manufacturer all unsolicited inquiries relating to the Products from customers or potential customers outside the Territory.

                  (c) CONFLICT OF INTEREST. During the term of this Agreement, Distributor shall not, without Manufacturer's prior written consent, represent, promote or otherwise try to sell

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within the Territory any lines or products that compete with the Products covered by this Agreement.

                  (d) INDEPENDENT CONTRACTORS. The relationship of Manufacturer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and Distributor's customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement.

         3.       TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

                  (a) TERMS AND CONDITIONS. All purchases of Products by Distributor from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

                  (b) PRICES. The purchase price to Distributor for each of the Products ("PURCHASE PRICE") shall be as set forth in EXHIBIT A attached hereto. Manufacturer has the right at any time to revise the prices in EXHIBIT A with thirty (30) days' advanced written notice to Distributor; PROVIDED, that Manufacturer shall not revise such prices during the initial six-months of this agreement nor more than once each twelve months thereafter, and provided that Manufacturer shall not increase the purchase price for any product by more than 5% during any twelve month period. Such revisions shall apply to all orders received after the effective date of revision. Price changes shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price change.

                  (c) COMMERCIAL SALE COMMITMENT. Prior to the Effective Date hereof, the parties will mutually develop an annual marketing plan (the "MARKETING PLAN"), which will contain, among other things, a list of target customers and the minimum number of units or dollar value of Products that Distributor will sell for each quarter (the "COMMERCIAL SALE COMMITMENT"), set forth in EXHIBIT C attached hereto. At the end of each quarter, the parties will meet to review the Distributor's performance as against the Marketing Plan for such quarter. If at the end of a quarter Distributor has purchased less than 95% of the Commercial Sale Commitment for such quarter, Manufacturer may either (i) adjust the Distributor's Commercial Sale Commitment or (ii) terminate the Distributor's right to sell Manufacturer's Products in all or any portion of the Distributor's Territory upon giving thirty (30) days prior written notice thereof to Distributor.

         If the Agreement is extended beyond the Initial Period for an additional twelve months term ("ADDITIONAL TERM") pursuant to section 8(a) below, then the parties will meet to review the Distributor's performance as against the New Commercial Sale Commitment for the Additional Term of the Agreement. If at the end the Additional Term, Distributor has purchased less than 95% of the Commercial Sale Commitment for such Additional Term, Manufacturer may either (i)

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adjust the Distributor's Commercial Sale Commitment or (ii) terminate the
Distributor's right to sell Manufacturer's Products in all or any portion of the Distributor's Territory upon giving thirty (30) days prior written notice thereof to Distributor.

                  (d) TAXES. Distributor's Purchase Price does not include any federal, state or local taxes that may be applicable to the Products. In the event that such taxes are applicable and Manufacturer has the legal obligation to collect such taxes, Manufacturer shall be entitled to add to Distributor's invoice the amount of such taxes and Distributor shall pay such amount unless Distributor provides Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.

                  (e) ORDER AND ACCEPTANCE. All orders for Products submitted by Distributor shall be initiated by written purchase orders (a form of which is attached as EXHIBIT D) sent to Manufacturer (by mail, express overnight courier or facsimile transmission) and requesting a delivery date during the term of this Agreement. No order shall be binding upon Manufacturer until accepted by Manufacturer in writing, and Manufacturer shall have no liability to Distributor with respect to purchase orders that are not accepted. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. Manufacturer shall use Manufacturer's reasonable commercial efforts to deliver Products at the times specified either in Manufacturer's quotation or in Manufacturer's written acceptance of Distributor's purchase orders. In the event of any conflict between the terms of this Agreement and any terms contained in Distributor's purchase order, this Agreement shall be controlling. Nothing contained in any purchase order of Distributor shall in any way modify any of the terms contained herein or add any additional terms or conditions.

                  (f) PAYMENT. Full payment of Distributor's Purchase Price for the Products (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be borne by Distributor) shall be in United States of America dollars. All exchange, interest, banking, collection, and other charges shall be at Distributor's expense. Payment terms shall be net thirty (30) days, and payment shall be made by wire transfer, check or other instrument approved by Manufacturer. Any invoiced amount not paid when due shall be subject to a service charge at the lower of the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law. If Distributor fails to make any payment to Manufacturer when due, Manufacturer may, without affecting its rights under this Agreement, cancel or delay any future shipments of the Products to Distributor.

                  (g) SHIPPING. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Manufacturer's standard shipping cartons, marked for shipment at Manufacturer's manufacturing plant to Distributor's address set forth above, and delivered to Distributor at Distributor's address set forth above, at which time title to such Products and risk of loss shall pass to Distributor. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products.

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                  (h)      REJECTION, RETURN OF PRODUCTS. Distributor shall
inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet Manufacturer's specifications for that Product. Any Product not properly rejected within ten (10) days after receipt of that Product by Distributor (the "REJECTION PERIOD") shall be deemed accepted. To reject a Product, Distributor shall, within the Rejection Period, notify Manufacturer of its rejection in writing and request a Material Return Authorization ("MRA") number. Manufacturer shall provide the MRA number to Distributor within seven (7) days after receipt of the request. Within seven (7) days after receipt of the MRA number, Distributor shall return to Manufacturer the rejected Product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton. Manufacturer reserves the right to refuse to accept any rejected or returned Products that do not bear an MRA number on the outside of the carton. As promptly as possible but no later than thirty (30) working days after receipt of properly rejected Products, Manufacturer shall, at its option and expense, repair or replace the Products. Manufacturer shall pay the shipping charges back to Distributor for properly rejected Products; otherwise, Distributor shall be responsible for the shipping charges. After the Rejection Period, any Product that Distributor returns must be approved in advance by Manufacturer. Distributor shall pay twenty five percent (25%) of Distributor's purchase price for that Product as a restocking fee and Manufacturer shall credit the balance of the purchase price to Distributor's account within thirty (30) working days after receipt of returned Product. Distributor shall be responsible for the shipping charges for all Product returned after the Rejection Period.

         4.       TRAINING, INSTALLATION AND SERVICE

                  (a) SERVICES BY DISTRIBUTOR. Distributor shall have the responsibility to deliver the Products and train the customers with respect to the Products sold. The services shall (i) be performed only by specially and properly trained personnel of Distributor, (ii) be of the highest quality, and (iii) be performed properly. Distributor shall ensure that one of its employees who is trained in the use of the Product is present at the customer's site and is available to answer questions during the use of the Product at such customer's first use thereof.

                  (b) TRAINING BY MANUFACTURER. Manufacturer shall provide sales and technical training, and technical support, to Distributor's personnel at periodic intervals, with the frequency and content of the training to be determined by agreement between Distributor and Manufacturer. Each of Distributor and Manufacturer shall pay its own costs for travel, food, and lodging during each training period, and Manufacturer shall supply training manuals, training brochures and videos for each training session. In addition to sales and technical training, Manufacturer shall cooperate with Distributor in establishing efficient promotional procedures and policies. Manufacturer shall promptly respond to Distributor's reasonable technical questions relating to Product.

         5.       WARRANTY TO DISTRIBUTOR'S CUSTOMERS

                  (a) STANDARD LIMITED WARRANTY. Manufacturer warrants that the Products sold to Distributor will comply at the time of shipment to Distributor with the requirements of the

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U.S. Federal Food, Drug and Cosmetic Act, if applicable. This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Manufacturer's approval, that have expired or that were subjected by the customer to unusual physical, chemical or electrical stress.

                  (b) REMEDY FOR BREACH OF WARRANTY. Subject to the limitations in Sections 5(c) and (d) hereof and subject to Distributor's and its customers' compliance with all instructions and requirements regarding the use of Products, including but not limited to expiration date restrictions, Manufacturer agrees at Manufacturer's sole discretion to repair or replace any Product sold hereunder that is proven to have a material defect in material or workmanship and of which defect Manufacturer is notified in writing by Distributor within thirty days after Distributor's customer's attempted use of such Product. Distributor's and Distributor's customer's sole and exclusive remedy against Manufacturer, and Manufacturer's sole and exclusive liability, shall be the repair or replacement of, or refund of the Purchase Price paid for, the Product in accordance with this limited warranty.

                  (c) NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN SUBSECTION 5(a) ABOVE, MANUFACTURER GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND MANUFACTURER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON INFRINGEMENT.

                  (d) LIMITATION OF LIABILITY. MANUFACTURER'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE CUSTOMER'S PURCHASE PRICE. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.

         6.       ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

                  (a) COMPLIANCE WITH LAWS AND REGULATIONS. Distributor shall obtain all necessary government approvals to market and sell the Products in the Territory and shall comply fully, at its expense, with any and all applicable laws and regulations (including but not limited to health and safety laws and regulations) of the Territory.

                  (b) COMMENCEMENT OF MARKETING. Distributor shall commence marketing of the Products throughout the Territory promptly, but in any event within 30 days, after effective date of the Agreement. Distributor shall be deemed to have commenced the marketing of the Products only when it shall have offered the Products regularly for sale.

                  (c) APPROPRIATE CUSTOMERS. Distributor shall use its best efforts to distribute and sell the Products in the Territory, and shall distribute and sell such Products for use only by qualified individuals as appropriate in the Territory in compliance with local laws and

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regulations and good commercial practice and for uses and applications approved by Manufacturer for the Products.

                  (d) INVENTORY. Distributor shall, at Distributor's own expense, maintain a sufficient inventory of the Products at all times during the term of this Agreement as necessary in order to meet the reasonably anticipated requirements of any customer or potential customer within the Territory.

                  (e) CUSTOMER AND SALES REPORTING. Distributor shall, at Distributor's own expense and consistent with the sales policies of Manufacturer and with good business practice: (i) place the Products in Distributor's literature as soon as possible; (ii) provide adequate contact with existing and potential customers within the Territory on a regular basis; (iii) assist Manufacturer in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and (iv) provide
Manufacturer: (1) market research information, as reasonably requested by Manufacturer for purposes of Manufacturer's market research, regarding competition and changes in the market within the Territory, and on a monthly basis, (2) a summary of the inventory of Products held by Distributor at the end of the previous month and (3) within the first 5 days of each month, using Manufacturer's format, a monthly listing of Products sold (by Product type) the previous month that includes the customer name, address and name of the representative or agent of Distributor responsible for the sale.

                  (f) AUDITS. Manufacturer reserves the right to authorize a representative of Manufacturer, at Manufacturer's expense, to audit Distributor's records relating to the Products, inventories, sales and shipments within the Territory, records of product inquiries, and regulatory compliance records and systems. Upon prior written notice, Distributor shall provide reasonable access to such records during normal business hours at Distributor's business locations. Distributor shall maintain all such records at Distributor's location for a minimum of two (2) years after termination of this Agreement.

                  (g) PROMOTION OF THE PRODUCTS. Distributor shall, solely at Distributor's own expense, vigorously promote the sale of the Products within the Territory. Such promotion shall include, but not be limited to, preparing all promotional materials intended specifically for use in the Territory, participating in appropriate trade shows, and directly soliciting orders from customers within the Territory for the Products. Distributor and its employees and agents shall not promote the Products for any indications not approved for such Products by applicable regulatory authorities. All promotional materials prepared by Distributor relating to the Products must be consistent with applicable law and promotional materials used by Manufacturer or other distributors of Manufacturer in connection with the Products. Distributor shall provide to Manufacturer for purposes of review and comment by Manufacturer any and all promotional, advertising, and educational materials and programs relating to the Products prior to the release of such materials or commencement of such programs. Manufacturer shall make its best efforts to provide to Distributor, within ten (10) business days after receipt of such materials and/or programs, any and all comments and suggestions relating to such material and/or programs. In addition, Manufacturer shall be entitled, on Manufacturer's written request, to receive copies of

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any promotional materials used by Distributor and inspect such materials for purposes of determining that such materials are consistent with promotional materials used by Manufacturer or other distributors of Manufacturer.

                  (h) REPRESENTATIONS. Distributor shall not make any false or misleading representations to customers or others regarding Manufacturer or the Products. Distributor and its employees and agents shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not contained within Manufacturer's documentation accompanying the Products or Manufacturer's literature describing the Products, including Manufacturer's standard limited warranty and disclaimers.

                  (i) FINANCES AND PERSONNEL. Distributor shall maintain a net worth and working capital sufficient to allow Distributor to perform fully and faithfully Distributor's obligations under this Agreement. Distributor shall devote sufficient financial resources and technically qualified sales and training personnel to the Products to fulfill
Distributor's responsibilities under this Agreement.

                  (j) LIMITATION ON DISTRIBUTOR'S RIGHTS TO THE PRODUCTS. Distributor shall have no right to copy, modify or remanufacture any Product or part thereof. Distributor shall not make any changes, alterations, modifications or additions to the Products without prior written approval of Manufacturer, which may be withheld in its sole discretion.

                  (k) REGULATORY COMPLIANCE. Each of the parties agrees to comply with state, federal, and international regulatory requirements as are required for its status as a medical device manufacturer or medical device distributor, as applicable. In the case of Distributor, this compliance shall include but not be limited to compliance with FDA regulations, including notice to Manufacturer of any Product inquiries and returns of any Products to Distributor, and retention of records relating to compliance correspondence with governmental entities, Product inquiries and compliance systems. Distributor shall provide copies of its customer inquiries related to Products as well as the results of any related investigations. Distributor shall notify Manufacturer of any adverse reaction, malfunction, injury or other similar claims with respect to any of the Products of which it becomes aware.

                  (l) FORECASTS. In order for Manufacturer to plan for and schedule its manufacturing operations, within the first five days of each quarter Distributor shall provide Manufacturer with a forecast of prospective orders for the next six months by Product and Distributor's anticipated purchase order submission date. Subject to Section 3(c) above, such rolling six-month forecasts shall be non-binding and shall be used by Manufacturer for information purposes only.

                  (m) DEMONSTRATION PRODUCTS. Manufacturer shall provide each Distributor's representative with up to $1,000 per month of demonstration Products (not for resale) for promotional use at a cost of 50% of the prices for products listed on Exhibit A. Distributor will provide Manufacturer with reporting on disposition of such products. The maximum value of demonstration Products any one representative may receive in any one month is $1,000. This limit will not be carried over from month to month.

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                  (n)      THIRD PARTY CONFIDENTIAL INFORMATION. Manufacturer
desires and Distributor agrees and warrants that Distributor will not use any confidential information received by Distributor from a third party in Distributor's performance of its obligations under this Agreement.

         7. ADDITIONAL OBLIGATIONS OF MANUFACTURER. Manufacturer shall promptly provide Distributor with Manufacturer's core materials relating to promotion of the Products. Manufacturer shall promptly respond to all reasonable inquiries from Distributor concerning matters pertaining to this Agreement. Manufacturer shall inform Distributor of new product developments relating to Products. Manufacturer shall forward to Distributor copies of all approval letters received from the U.S. Food and Drug Administration with respect to Products.

         8.       TERM AND TERMINATION

                  (a) TERM. This Agreement shall commence on the Effective Date hereof and continue in full force and effect for one (1) year (the "INITIAL PERIOD"), unless terminated earlier under the provisions of this Section 8 or Section 3(c). Thereafter, if Distributor has satisfied its Commercial Sale Commitment, Manufacturer shall extend the term of this Agreement for an additional twelve (12) months provided that within 15 days after the end of the Initial Period, Manufacturer and Distributor agree to the Commercial Sale Commitment for the extended twelve (12) months ("New Commercial Sale Commitment"). If within 15 days after the end of the Initial Period a New Commercial Sale Commitment is not agreed upon by both parties, Manufacturer or Distributor shall have the right to terminate the Agreement at any time.

                  (b) TERMINATION FOR CAUSE. If either party defaults in the performance of any material provision of this Agreement (which, in the case of a default by Distributor, includes but is not limited to, failure to make timely payment for Products purchased or failure to comply with Section 2(b) or 3(c)), then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days after the receipt of such notice, the non-defaulting party may terminate the Agreement. If the non-defaulting party gives such notice and the default is not cured during such thirty (30) day period, then the non-defaulting party may terminate the Agreement at the end of such cure period.

                  (c) TERMINATION FOR INSOLVENCY. This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts, (ii) upon either party's making an assignment for the benefit of creditors, or (iii) upon either party's dissolution or ceasing to do business.

                  (d) LIMITATION ON LIABILITY FOR TERMINATION. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures,

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inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Distributor, except for damages resulting from a breach of this Agreement to which a party is entitled subject to the provisions of this Agreement. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

                  (e) SURVIVAL OF CERTAIN TERMS. The provisions of Sections 1, 2(d), 5, 6(f), 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of the Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

                  (f) NON-SOLICITATION. During the term of this Agreement and for a period of one (1) year after termination thereof for any reason whatsoever, Manufacturer shall not solicit, recruit, employ, or compensate, directly or indirectly, any person engaged or previously engaged by Distributor as an employee, independent contractor or in any other capacity, who is or was involved in the sale of products through Distributor, without prior written consent of the President of Distributor. During the term of this Agreement and for a period of one (1) year after termination thereof for any reason whatsoever, Distributor shall not solicit, recruit, employ, or compensate, directly or indirectly, any person engaged or previously engaged by Manufacturer as an employee, independent contractor or in any other capacity, who is or was involved in the sale of Manufacturer's products, without prior written consent of the President of Manufacturer.

         9. LIMITATION ON LIABILITY. MANUFACTURER'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

         10.      PROPERTY RIGHTS AND CONFIDENTIALITY

                  (a) PROPERTY RIGHTS. Distributor agrees that Manufacturer owns all right, title, and interest in the product lines that include the Products and in all of Manufacturer's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation and servicing of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

                  (b) SALE CONVEYS NO RIGHT TO MANUFACTURE OR COPY. The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with Distributor's customers (including but not limited to compliance with Manufacturer's reasonable requests) to inform them of and assure compliance with the restrictions contained in this Subsection 10(b).

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                  (c)      CONFIDENTIALITY.

                           (i)      Each party acknowledges that by reason of
its relationship to the other hereunder, it will have access to certain proprietary information and materials concerning the other party's business, plans, customers, technology, and products, including but not limited to trademarks, trade names, patents, copyrights, design, drawings, formulas or other data, photographs, samples, literature, and sales aids, conveyed orally (and confirmed in writing within 30 days after oral conveyance), in writing or through other tangible materials (the "CONFIDENTIAL INFORMATION"). Each party agrees that during the term of this Agreement and for four (4) years thereafter it will not use in any way for its own account or the account of any third party (except for the purpose of performing its obligations under this Agreement), nor disclose to any third party, any such Confidential Information revealed to it by the other party without the express prior written consent of the disclosing party. Each of the parties further agrees to use the same degree of care concerning Confidential Information as it uses to protect its own confidential and proprietary technical information (but no less than reasonable care) to prevent the unauthorized disclosure to any third party of the Confidential Information received from the disclosing party hereunder. The parties agree that they shall acquire no rights with respect to Confidential Information of the other party received hereunder. The parties agree that the Confidential Information received by a disclosing party hereunder shall not be disclosed to any third party or to any employee, officer or director of the receiving party, except to those employees, officers and directors whose responsibilities require such disclosure for purposes of performing the parties' obligations under this Agreement; PROVIDED that such employees, officers and directors have entered into confidentiality agreements with provisions substantially similar to those set forth in this Section 10(c).

                           (ii)     The obligations hereunder shall not apply
to Confidential Information: (A) which the receiving party can demonstrate by written records was known to the receiving party prior to the date of disclosure by the disclosing party; PROVIDED that such information was not obtained by the receiving party through disclosure by a third party receiving such information in confidence from the disclosing party; (B) which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the receiving party; (C) which, as can be established by written records, is independently developed by the receiving party without benefit of Confidential Information received from the disclosing party; (D) which is disclosed to the receiving party, after the date of disclosure by the disclosing party, by a third party having a right to make such disclosure; (E) which is required to be included in any filing or action taken by the receiving party to obtain government approval to market the Products; or (F) is required to be disclosed by applicable law or proper legal, governmental or other competent authority provided that the party whose information is to be disclosed shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or its equivalent) with respect to such disclosure, which the other party shall fully comply with, PROVIDED, HOWEVER, that when permitted by the provisions of local laws, the receiving party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement.

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                           (iii)    Upon termination of this Agreement, the
receiving party shall return to the disclosing party within 15 days thereafter any and all tangible copies of any Confidential Information provided to it by the disclosing party hereunder, and any notes taken by employees, officers and directors of the receiving party regarding the Confidential Information disclosed to it.

         11.      TRADEMARKS AND TRADE NAMES

                  (a) USE. During the term of this Agreement, Distributor shall have the right to indicate to the public that Distributor is an authorized distributor of Manufacturer's Products and to advertise within the Territory such Products under the trademarks and trade names that Manufacturer may adopt from time to time ("MANUFACTURER'S TRADEMARKS"), but shall not affix Distributor's trademark or trade name to any Product. Distributor shall not alter or remove any Manufacturer's Trademark applied by Manufacturer to the Products. Except as set forth in this Section 11, nothing contained in this Agreement shall grant to Distributor any right, title or interest in Manufacturer's Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Manufacturer's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, marks, and trade names of Manufacturer.

                  (b) APPROVAL OF REPRESENTATIONS. All representations of Manufacturer's Trademarks that Distributor intends to use shall first be submitted to Manufacturer for approval, which shall not be unreasonably withheld, of design, color, and other details, or shall be exact copies of those used by Manufacturer.

         12.      PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

                  (a) INDEMNIFICATION. Distributor agrees that Manufacturer has the right to defend, or at Manufacturer's option to settle, and Manufacturer agrees, at Manufacturer's own expense, to defend or at Manufacturer's option to settle, any claim, suit or proceeding brought against Distributor on the issue of infringement of any United States issued patent or United States registered copyright or United States registered trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor on such issue in any such suit or proceeding defended by Manufacturer. Distributor agrees that Manufacturer at Manufacturer's sole option shall be relieved of the foregoing obligations unless Distributor notifies Manufacturer promptly in writing of such claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer's expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. Manufacturer shall not be liable for any costs or expenses incurred without Manufacturer's prior written authorization.

                  (b) LIMITATION. Notwithstanding the provisions of Subsection 12(a) above, Manufacturer assumes no liability for (i) infringements covering completed equipment or any composition, assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products when used alone;
(ii) trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied by Manufacturer at the request of Distributor; (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Manufacturer; or (iv) use other than for the indications approved by Manufacturer.

                  (c)      ENTIRE LIABILITY. THE FOREGOING PROVISIONS OF THIS
SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF MANUFACTURER AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

         13.      INDEMNIFICATION.

                  INDEMNITY. In order to distribute between themselves the responsibility for the handling and expense of claims arising out of the manufacture, distribution, sale or use of the Product, the Parties agree as follows:

                  (a) BY MANUFACTURER. Manufacturer shall defend any suit brought against Distributor to the extent based on a claim (a "Manufacturer Product Claim") arising out of, based upon, or caused by alleged defects in materials, workmanship, mechanical design or malfunction (as a result of use for the Permitted Applications and in accordance with instructions in the package inserts or other sales literature) of the Products, and will pay all damages and costs that a court or arbitration awards against Distributor as a result of such claim, provided that Distributor gives Manufacturer (i) prompt written notice of such claim, (ii) full control over the defense or settlement thereof and (iii) all reasonable information and assistance (at Manufacturer's expense excluding time spent by employees of Distributor and Distributor attorneys fees and expenses) to handle the defense or settlement thereof. Should the Products become, or in Manufacturer's reasonable opinion be likely to become, the subject of a Manufacturer Product Claim, Manufacturer may recall the Product, and at its option, either modify the Product to fix any such defect or accept return of the Product and refund to Distributor the purchase price of the Product. The foregoing indemnification does not extend to any claim arising out of (i) a modification by Distributor of the Product which is not approved by Manufacturer, or (ii) the combination, operation or use of the Product with any device or instrument not furnished by Manufacturer to the extent such claim would not have arisen had such combination, operation or use not occurred unless such combination, operation or use is disclosed or described in a Manufacturer patent or patent application covering the Product, in the 510(k) Clearance or in Manufacturer's sales literature for the Product.

         (b) BY DISTRIBUTOR. Distributor shall defend any suit brought against Manufacturer to the extent based on a claim (a "Distributor Claim")
(i) arising out of, based upon or caused by the handling by Distributor of the Products (excluding matters for which Manufacturer is responsible under Section 13 (a)), or (ii) arising out of or incident to any misrepresentation or any breach of any warranty or covenant of Distributor hereunder or any default in the observance or performance of any term or provision to be observed or performed by Distributor hereunder; and will pay all damages and costs that a court or arbitration awards against Manufacturer as a result of such claim, provided that Manufacturer gives Distributor (i) prompt written notice of such claim, (ii) full control over the defense or settlement thereof, and (iii) all reasonable information and assistance (at Distributor's expense excluding time spent by employees of Manufacturer and Manufacturer attorneys' fees and expenses) to handle the defense and settlement thereof.

         (c) ENTIRE LIABILITY. THE FOREGOING PROVISIONS OF THIS SECTION 13 STATE (I) THE ENTIRE LIABILITY AND OBLIGATIONS OF MANUFACTURER, AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR, WITH RESPECT TO ANY MANUFACTURER PRODUCT CLAIM, AND (II) THE ENTIRE LIABILITY AND OBLIGATIONS OF DISTRIBUTOR, AND THE EXCLUSIVE REMEDY OF MANUFACTURER, WITH RESPECT TO ANY DISTRIBUTOR CLAIM.

         14.      GENERAL PROVISIONS

                  (a) GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to conflict of laws principles or statutory rules of arbitration. The federal and state courts within the State of California, United States of America shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Distributor hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within California, (ii) service of process being effected upon Distributor by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein Distributor or any of Distributor's assets are present.

                  (b) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

                  (c) NOTICES. Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be made by personal delivery or sent by facsimile transmission, overnight express courier (such as Federal Express) or by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given upon the earlier of receipt by the party to whom notice was sent if by personal service, facsimile transmission or overnight express courier (and as evidenced by sender's confirmation receipt in the case of facsimile transmission or overnight express courier) or three (3) days after deposit in the mail, if by certified or registered mail:

                  General Surgical Innovations, Inc.
                  10460 Bubb Road
                  Cupertino, CA  95014
                  Attn:  Stephen J. Bonelli
                  fax:  408-863-1100

                  Dexterity Surgical, Inc.
                  Address:____________________________
                  ____________________________________

                  Attn:_______________________________
                  fax:________________________________

                  (d) FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

                  (e) NON-ASSIGNABILITY AND BINDING EFFECT. A mutually agreed consideration for Manufacturer's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under Distributor's present ownership, and, accordingly, Distributor agrees that Distributor's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer. Manufacturer may assign or transfer this Agreement, in whole or in part, to its parent or any of its affiliates in which it has greater than fifty percent (50%) ownership or to any acquiror or successors to substantially all that part of its business to which this Agreement relates. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                  (f) LEGAL EXPENSES. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement of expenses incurred by such prevailing party, including court costs and reasonable attorneys' fees.

                  (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, by facsimile or otherwise, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  (h) PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

         IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Manufacturer and Distributor, as applicable.

GENERAL SURGICAL INNOVATIONS, INC.          DEXTERITY SURGICAL, INC.
("Manufacturer")                            ("Distributor")


By: ______________________________          By: ______________________________

Print Name: ______________________          Print Name: ______________________

Title: ___________________________          Title: ___________________________

                                    EXHIBIT A
                     PRODUCT DESCRIPTION AND PURCHASE PRICE

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Dexterity       Dexterity
                                                                               Sales     Individual      Purchase       Purchase
                    Description                                  Model #        Unit     List Price     Price/unit       Price
----------------------------------------------------------------------------------------------------------------------------------
GENERAL
     TOTAL SOLUTION HERNIA KIT CONFIGURATIONS
          SPACEMAKER II, 900CC W/O CANNULA
               5mm helical tack, Surgipro Mesh & BTC              TSK-4HB       3/box       $640.00       $405.00       $1,215.00
               5mm helical tack, Surgipro Mesh & EPS              TSK-4HE       3/box       $665.00       $425.00       $1,275.00
               5mm helical tack & Surgipro mesh                   TSK-4H        3/box       $545.00       $329.00       $  987.00
               5mm helical tack & BTC                             TSK-4CB       3/box       $575.00       $360.00       $1,080.00
               5mm helical tack & EPS                             TSK-4CE       3/box       $600.00       $380.00       $1,140.00
               5mm helical tack                                   TSK-4C        3/box       $480.00       $284.00       $  852.00
               Surgipro Mesh                                      TSK-4J        3/box       $295.00       $182.00       $  546.00
               BTC                                                TSK-4MB       3/box       $325.00       $205.00       $  615.00
               EPS                                                TSK-4ME       3/box       $350.00       $225.00       $  675.00
               5mm helical tack & premium mesh                    TSK-4HP       3/box       $605.00       $370.00       $1,110.00
               5mm helical tack, SpaceSEAL BTC & premium mesh     TSK-4CXP      3/box       $700.00       $446.00       $1,338.00

     INDIVIDUAL ITEMS
               SpaceSEAL EPS 10/11mm                              EPS-400       6/box       $120.00       $110.00       $  660.00
               5mm Helical Tack Instrument                        MFD-1A        6/box       $250.00       $209.00       $1,254.00
               BTC                                                BTC-400       6/box       $ 95.00       $ 87.00       $  522.00
               Surgipro mesh                                      MSH-660       3/box       $ 65.00       $ 52.00       $  156.00
               SPACEMAKER II-900cc w/o cannula                    VSM-2900-01   single      $230.00       $135.00       $  135.00

               Note:  All hernia kit configurations are sold in quantities of 3.
                      Surgipro Mesh 6"x6" (15.2x15.2cm).

               Note:  Premium mesh not sold individually.

               Note: Additional products and kit configurations to be added for hernia

               Note: Products and kit configurations to be added for bladder neck suspension

               GENERAL SURGICAL INNOVATIONS, INC.          DEXTERITY SURGICAL, INC.
               (The Manufacturer)                          (The Distributor)

               By:____________________________________     By:_____________________________________

               Print Name:____________________________     Print Name:_____________________________

               Title:_________________________________     Title:__________________________________

                                    EXHIBIT B

                                    TERRITORY

Distributor's Territory shall be all portions of the following: (List specific states. If only a partial state is covered, specific zip codes or Customers need to be identified.)

ALABAMA
COLORADO          THROUGH PARK CITY MEDICAL
DELAWARE
FLORIDA           LESS 20 TO 25 ACCOUNTS DIRECT TBD
GEORGIA           LESS 20 TO 25 ACCOUNTS DIRECT TBD
IDAHO             NORTHERN IDAHO FROM I-12 (LEWISTON) TO MONTANA BORDER, NORTH
                  REST OF STATE THROUGH PARK CITY MEDICAL
ILLINOIS          I-74 NORTH INCLUDING CHAMPAIGN
INDIANA LESS      20 TO 25 ACCOUNTS DIRECT TBD
IOWA
KENTUCKY          NORTHERN KENTUCKY SOUTH TO DRY RIDGE
LOUISIANA
MARYLAND          LESS 20 TO 25 ACCOUNTS DIRECT TBD
MICHIGAN          WEST OF I-69 SOUTH AT THE INDIANA BORDER TO I-75 NORTH TO BAY
                  CITY. INCLUDES TRAVERSE CITY.
MINNESOTA
MISSISSIPPI       I-6 EAST TO 41 EAST TO ALABAMA BORDER (OXFORD INCLUDED) SOUTH
                  TO LOUISIANA BORDER. TUPELO TBD.
NEW MEXICO
NEW YORK          WESTERN NEW YORK I-13 (ELMIRA NORTH TO ITHACA) I-34 NORTH TO
                  AUBURN I-34 NORTH TO OSWEGO
NORTH CAROLINA    LESS 20 TO 25 ACCOUNTS DIRECT TBD
NORTH DAKOTA
OHIO
SOUTH CAROLINA
TENNESSEE         TENNESSEE RIVER EAST (LESS TRI-CITIES)
TEXAS             LESS 20 TO 25 ACCOUNTS DIRECT TBD
UTAH              THROUGH PARK CITY MEDICAL
VIRGINIA
WASHINGTON        FROM I-97 EAST TO IDAHO BORDER
WEST VIRGINIA     THROUGH GREG CHANEY
WISCONSIN

Manufacturer reserves the right to designate a maximum of 20 accounts per Manufacturer territory manager's territory as exclusive accounts.

GENERAL SURGICAL INNOVATIONS, INC.          DEXTERITY SURGICAL, INC.
("Manufacturer")                            ("Distributor")


By: ______________________________          By: ______________________________

Print Name: ______________________          Print Name: ______________________

Title: ___________________________          Title: ___________________________

                                    EXHIBIT C

                           COMMERCIAL SALE COMMITMENT



May 1999                     $216,000
June 1999                    $327,000
                           ----------
  Q4 1999 Total              $543,000

July 1999                    $440,000
August 1999                  $557,000
September 1999               $680,000
                           ----------
  Q1 2000 Total            $1,677,000

October 1999                 $806,000
November 1999                $926,000
December 1999                $964,000
                           ----------
  Q2 2000 Total            $2,696,000

January 2000               $1,002,000
February 2000              $1,053,000
March 2000                 $1,099,000
                           ----------
  Q3 2000 Total            $3,154,000

April 2000                 $1,140,000
                           ----------
  April 2000 Total         $1,140,000
                           ----------

  12 Month Total           $9,210,000
                           ----------
                           ----------


GENERAL SURGICAL INNOVATIONS, INC.          DEXTERITY SURGICAL, INC.
("Manufacturer")                            ("Distributor")


By: ______________________________          By: ______________________________

Print Name: ______________________          Print Name: ______________________

Title: ___________________________          Title: ___________________________

                                    EXHIBIT D

                          SPECIAL SHIPPING INSTRUCTIONS

                                     -21-